UAL SETS GOAL FOR RECORD 1999 FULLY DISTRIBUTED EPS
           AND 2 PERCENT UNIT COST GROWTH IN 2000

  United Airlines sets goal of $11.00 for fully distributed earnings per share in 1999

  Unit costs in 2000 targeted to grow just 2 percent over 1999 level

     CHICAGO, December 16, 1998 - UAL Corporation (NYSE:UAL) the holding company whose primary subsidiary is United Airlines, has set a goal for record fully distributed** earnings per share in 1999, the company said it will tell analysts today. United also said it is seeking to limit fully distributed unit cost growth to 2 percent in the year 2000 compared with 1999. This compares favorably to historic industry cost growth rates, the company said.

     In a presentation to the Society of Airline Analysts in New York, United Airlines' President and Chief Operating
Officer James E. Goodwin will review the company's expectations for 1999 and United's financial strategies.

     The company said that consistent with its long-term financial goal, it planned to produce another record year of fully distributed earnings per share in 1999. In order to achieve this, the company said it would need to maintain its steady focus on cost control which would ensure that growth in its fully distributed unit costs does not exceed one percent for 1999.

     United said its goal was to produce record fully distributed earnings per share of $11.00 for 1999. However, it noted that this estimate was subject to a number of external factors affecting the industry and this may result in fully distributed earnings per share in the range of $10.00 to $12.00.


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     Analysts will also hear how United Airlines plans to
continue controlling its costs effectively for the year 2000, when the ESOP share distribution period ends. In its preview of expenses for the year 2000, the company said it believed employees should receive compensation competitive with peers, which would result in a material increase in wage rates as new labor contracts are put in place.
However, the company has anticipated this by working on several strategic cost containment initiatives. Based on these initiatives, and assuming new labor contracts provide for industry competitive compensation to employees, the company expects fully distributed unit cost in the year 2000 to be only 2 percent above 1999's planned fully distributed unit cost.

     United Airlines Chairman and Chief Executive Officer Gerald Greenwald said: "The company's continued efforts to build an unrivaled global route network and unwavering commitment to performance and service improvements are helping United build a strong record of financial success. While 1999 will continue to present United and its employees with economic and competitive challenges, I am confident that we will all work successfully together to achieve financial and performance goals."

Safe Harbor Statement: Some of the information included in this news release is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. It is not reasonably possible to itemize all of the many factors and specific events that could affect the outlook of an airline operating in the global economy. Some factors that could significantly impact expected fully distributed unit costs, wage rates and fully distributed earnings per share include: the success of the Company's cost-control efforts, Year 2000 readiness, wage rates of employee peer groups at the company's competitors, compensation levels in the industry, the status of the Company's relationships with the union groups, the outcome of negotiations on new contracts with the union groups, industry capacity decisions, the airline pricing environment, the economic environment of the airline industry, fuel prices, actions of the U.S., foreign and local governments, the price of UAL common stock, the Asian economic environment and travel patterns, foreign currency exchange rate fluctuations and the general economic environment.

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**Notes on accounting basis

     While UAL Corporation reports its earnings under GAAP - Generally Accepted Accounting Principles - a more complete understanding of UAL Corporation's performance may be gained by viewing the results on a pro-forma, fully distributed basis. This presentation considers all ESOP shares that will be issued to employees over the course of the ESOP period to be immediately outstanding, thus "fully distributed." Consistent with this presentation, the "ESOP compensation expense" - which reflects the commitment of stock to employees - is excluded from the full distributed expenses and ESOP convertible preferred stock dividends are not deducted from earnings attributable to common stockholders. No adjustments are made to fully distributed earnings to reflect future salary increases.